Exhibit 10.47
Execution Copy

Separation Agreement
This Agreement by and between Edward S. Andrle (“Executive”), a resident of Houston, Texas, and LivaNova USA, Inc. (“LivaNova” or “Company”), a Delaware corporation, is made and effective on the day of December, 2019 (“Effective Date”) (“Company” and “Executive” collectively “Parties”).
I.GENERAL RECITALS:
WHEREAS, as of the Effective Date, Executive is employed by LivaNova as General Manager, Neuromodulation based in Houston, Texas;
WHEREAS, Executive’s employment relationship with the Company is governed by the terms of the following documentation (collectively, the “Employment Documentation”) to the extent currently applicable:

1.	Letter Agreement dated August 30, 2010 between Executive and Sorin Group USA, Inc.;

2.	Expatriate Assignment Letter dated December 29, 2010 between Executive and Sorin S.p.a.;

3.	Expatriate Assignment Extension Letter dated July 23, 2014 between Executive and Sorin S.p.a.;

4.	Severance Agreement dated February 26, 2015 between Executive and Sorin S.p.a.; and

5.	Repatriation Letter Agreement dated December 22, 2015 between Executive and LivaNova Plc;
WHEREAS, Executive and the Company desire to plan for Executive’s transition to a new position with the Company and for Executive’s eventual separation from the Company;
II.    SPECIFIC TERMS:
NOW THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and LivaNova agree as follows:
A.    Terms of Employment During Transition Period:

1.
Transition to New Position. Effective at 12:01 a.m. on January 1, 2020, and pursuant to the Executive’s execution of this Agreement, the Executive will resign his position as General Manager, Neuromodulation and assume the position as Senior Advisor, continuing to be employed by the Company. Between the Effective Date and January 1, 2020, Executive agrees to assist with the transition of his current responsibilities to a successor appointed by LivaNova Plc.

a)
For fiscal year 2019, Executive shall receive his annual bonus, the target amount of which is 65% of his annual base salary, no later than April 30, 2020 according to the terms of the 2019 ELT Short-Term Incentive Plan.

2.	Employment as Senior Advisor. As Senior Advisor, Executive shall report to Damien McDonald or someone designated by Mr. McDonald (“Manager”).

a)
Executive’s annual base salary as Senior Advisor shall be $440,000, payable bi-weekly, less withholding for federal, state or local taxes as may be required by law or applicable regulation and deductions as requested or agreed by Executive.

b)
Executive shall receive an annual bonus for fiscal year 2020, prorated for the period of his employment during 2020, the target amount of which is 65% of his annual base salary. Executive’s fiscal year 2020 bonus shall be payable in April, 2021 according to the terms of the 2020 ELT Short-Term Incentive Plan, which is subject to the approval of the Compensation Committee of the LivaNova Plc Board of Directors in the first quarter of fiscal year 2020.

c)	Executive shall not be eligible to receive any equity awards under the LivaNova Plc 2015 Incentive Award Plan after the Effective Date of this Agreement.

3.	Termination Date. Executive’s last day of employment with the Company and its affiliates shall be June 30, 2020 (“Termination Date”).

4.
Restriction on Competition. The Executive agrees that he will not, prior to February 15, 2021, serve as an employee, consultant, board member, or non-executive director for any entity that is engaged in the development, manufacture, distribution, marketing, or sale of any product or service that is or seeks to be in competition with a product or service offered or under development by the Company during the term of Executive’s employment by the Company. The Executive acknowledges that all unvested equity awards shall be forfeited immediately for no additional consideration if the Executive engages in any employment or business activities for himself or on behalf of any enterprise in any capacity which violates the restrictions set forth in this section of the Agreement.

B.	Consideration:

1.	Severance Payment. Executive shall receive a severance payment in the gross amount of $440,000.00 on the first payroll date following June 30, 2020.

2.
Payment for Restriction on Competition. Executive shall receive a payment in consideration of the Restriction on Competition in the gross amount of $453,750.00 on the first payroll date following February 15, 2021.

3.
COBRA Benefit. Provided Executive and/or his eligible dependents timely elects to continue their healthcare coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company shall reimburse Executive monthly for the costs he incurs to obtain such continued coverage for himself and his eligible dependents for a period of eight (8) months measured from Executive’s Termination Date. To the extent the coverage costs paid by the Company constitute taxable income to Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility, provided that the reimbursed coverage costs shall not be considered as taxable income to Executive if such treatment is permissible under applicable law.

4.
Expatriate Tax Support. Executive and the Company anticipate that Executive’s tax obligations to Italy for the period of Executive’s expatriate service from 2011 through 2015 have been satisfied through the Company’s tax equalization program. In the event, however, that Executive requires assistance after the Termination Date with tax filings for the years of his expatriate service in Italy, the Company agrees to pay consulting fees up to $12,000 each year for expenses incurred by Executive in each of the years 2019, 2020, and 2021 for Executive’s required assistance. Executive agrees that any tax obligation to Italy for tax years 2011 through 2015 first demanded after the Termination Date shall be borne solely by Executive, with no recourse against the Company, and the Company hereby waives its right to reimbursement for any foreign tax credit due Executive as a consequence of any such tax obligation paid by Executive.

5.
Equity Awards. Executive’s equity awards unvested as of the Effective Date shall continue to vest through the Termination Date. All equity awards not vested as of the Termination Date shall lapse, with the exception of the Performance Stock Units granted on March 15, 2018 and March 30, 2019, which will vest or lapse according to the terms of the awards. The Stock Appreciation Rights granted on October 19, 2015 are fully vested and exercisable until their expiration on October 19, 2020.

6.
Relocation Expenses. The Company will pay, or reimburse the Executive for, reasonable relocation expenses, incurred by the Executive in 2019 and 2020, not to exceed $25,000 in each such year, relating to his relocation from Houston, Texas to Sarasota, Florida, subject to the terms described below.

a)
Relocation expenses are the direct payment or reimbursement of costs directly related to moving Executive’s (and his family’s) personal and household goods and furniture from the family’s residence in Texas to the family’s residence in Florida (the “Moving Costs”).

b)
Executive must submit any request for payment or reimbursement of Moving Costs to the Company, no later than December 1, 2020. Moving Costs requests will be paid directly to the vendor or reimbursed to Executive as soon as reasonably practicable after approval by the Company, but in no event later than December 31, 2020.

7.
Attorney Fees. The Company shall pay or the Executive shall be reimbursed for up to $15,000 of properly documented attorneys’ fees and costs incurred by Executive in connection with the negotiation, drafting and review of this Agreement, provided that any such payment will be made as soon as reasonably practicable.

8.
Future Inquiries. Executive shall direct all inquiries from prospective employers to Human Resources who will advise said prospective employers of Executive’s dates of service, positions held, and last salary only.

C.    Protection of Company Interests and Miscellaneous Terms:

1.	Confidential Information.

a)
“Confidential Information” means any information that is not generally known or publicly disclosed by the Company relating to the Company’s existing or reasonably foreseeable business, such as information relating to business methods, personnel data, products and services, suppliers, customers, accounts, prospective customers and accounts, marketing and merchandising proposals and techniques, billing and pricing procedures, financial information, trade secrets, processes, discoveries, ideas, compilations, inventions and other information and improvements related to the Company’s business. Whether or not included in the foregoing definition, “Confidential Information” also includes, but is not limited to, the Company’s sales, clinical and engineering information, information about new or future products, the Company’s marketing plans and goals, lists of the Company’s customers, information regarding research and development, clinical trials, manufacturing processes, management systems, computer software and programs, algorithms, hardware configurations and any other confidential information which provides the Company with a competitive advantage.

b)
Executive agrees that the Company has disclosed Confidential Information to Executive, and that Executive had access to the Company’s Confidential Information during his employment. Executive acknowledges and agrees that such Confidential Information is a business asset of the Company, the value of which can only be protected by maintaining the secrecy of such Confidential Information. Executive acknowledges that in the course of Executive’s engagement with the Company, Executive has established personal and professional contacts and relationships with the Company’s customers which represent valuable business assets of the Company.

c)
Executive shall not directly or indirectly use or disclose to any person any Confidential Information. Executive also will refrain from any act or omission that is reasonably likely to reduce the value to the Company of any Confidential Information.

d)
All records, files, documents, lists and other items containing Confidential Information which Executive prepared, used, or came in contact with during the term of his employment are the Company’s property. All such materials and any other the Company property shall be returned to the Company.

e)
Executive agrees to maintain the confidentiality of the existence and terms of this Release, and will not disclose the existence and terms of this Release except to the extent for the preparation and filing of his tax returns, or to other professional advisor(s). Executive shall advise such persons that the terms of this Release are confidential and must be treated as such by these persons.

2.
Waiver and Release of Claims. Executive agrees to execute the Waiver and Release of Claims, attached hereto as Exhibit A, and deliver the executed document to the Company’s Senior Vice President and General Counsel within the 30-day period preceding the Termination Date.

3.
Mutual Non-disparagement. Executive agrees not to disparage, demean or defame the Company or its affiliates, their products, services or employees in any way. The Company agrees not to disparage, demean or defame Executive in any way.

4.	Indemnification.

A.
In the event that the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company or any entity related to the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise related to the Company, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). To trigger these indemnity obligations of the Company, Executive shall notify the Company in writing within 20 days after Executive receives notice of the commencement of any action or other proceeding in respect to which indemnification may be sought hereunder, or within such lesser times as maybe provided by law for the defense of such action or proceeding. The Company shall, upon notice given within a reasonable time following the receipt by the Company of such notice from Executive, be entitled to assume the defense of such action or proceeding with counsel chosen by the Company, which may include counsel for the Company. Executive shall not, without the prior written consent of the Company, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which Executive is a party. In the event the Company elects not to assume such defense, then the Company shall reimburse Executive for the reasonable costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

5.	Mutual Release of Claims. By entering into this Agreement, the Company releases the Executive from any and all claims against the Executive which the Company might otherwise assert.

6.	Governing Law. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the laws of the State of Texas without regard to conflict of law principles unless preempted by federal law, in which case federal law shall govern.

7.
Integration. This Agreement supersedes, replaces, and merges all previous agreements and discussions relating to Executive’s employment relationship with the Company and its subsidiaries, including the Employment Documentation and constitutes the entire agreement between Executive and the Company. The parties execute this Agreement without reliance on any representation or promise, of any kind or character, not expressly set forth herein. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of the Company, by an authorized officer.

8.
Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (iii) on delivery by an internationally recognized overnight courier, with written verification of receipt. All communications shall be sent to the address set forth below or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other party.

In the case of the Company to:
20 Eastbourne Terrace
London, W2 6LG
United Kingdom
Attention: Senior Vice President & General Counsel
Facsimile: +44 20 3325 0696

In the case of Executive to:
100 Cyberonics Blvd
Houston, TX 77058
United States of America
Facsimile: +1     (281) 853-1332

And
Edward Andrle
1400 EL Camino Village Dr., #2302
Houston, TX 77058

With a copy to:
Robert C. Castle, Esq.
Fox Rothschild LLP
Two22, Suite 2000
222 S. 9th Street
Minneapolis, MN 55402-3338

9.
Section 409A. The payments and benefits under this Agreement are intended to be exempt from, or to the extent not so exempt, to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and this Agreement shall be construed and administered to give full effect to such intention. Further:

a)
All reimbursement or in-kind benefits under this Agreement (i) shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year such expenses were incurred by Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

b)
If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is consider nonqualified deferred compensation under Section 409A payable on account of the Executive’s “separation from service,” such payment or benefit shall not be made or provided prior to the expiration of the six-month period measured from the date of such “separation from service” of Executive, and such earlier date permitted under Section 409A of the Code without the imposition of any penalties thereunder (the “Delay Period”). All payments and benefits delayed pursuant to this paragraph shall be paid to Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

10.
Successors. This Agreement shall be for the benefit of and binding upon the parties and their respective heirs, personal representatives, legal representatives, successors and, as to the Company, assigns, including without limitation, any successor to the Company by merger, consolidation, sale of stock or assets, or otherwise.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument, at Houston, Harris County, Texas on the Effective Date.

EXECUTIVE: Edward S. Andrle Date:	COMPANY: LivaNova USA, Inc. By: Name: Title: Date:

Exhibit 10.47
Execution Copy

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

III.

Exhibit 10.47
Execution Copy

EXHIBIT A

Waiver and Release of Claims

This Waiver and Release of Claims (“Release”) is made by Edward S. Andrle (“Employee”) as of the _____________________________ (“Effective Date”) in connection with the Employee’s separation from employment on June 30, 2020.

NOW THEREFORE, in consideration of the mutual promises described in the Separation Agreement dated December , 2019 (“Separation Agreement”), to which this Release is appended as Exhibit A, Employee agrees as follows:
A.Waiver and Release of Claims by Employee. Except for the obligations created or acknowledged under this Release, Employee, on behalf of Employee and his heirs, personal representatives, successors and assigns, (collectively the “Employee Releasors”), hereby jointly and severally fully and forever release, acquit and discharge LivaNova USA, Inc. (“Company”) and its successors, and the Company’s affiliates (including but not limited to LivaNova Plc and its subsidiaries), partners, employees and agents, and their respective heirs, personal representatives, successors, assigns and any and all other persons, firms or corporations that might be liable through the Company (each an “Employee Releasee” and collectively the “Employee Releasees”), of and from any and all claims, counterclaims and causes of action whatsoever which the Employee Releasors, jointly and severally, ever had, now have, or thereafter can, shall or may have against the Employee Releasees, jointly and severally, arising out of or in connection with the Employee’s employment with the Company, including the resignation of said employment (including without limitation Employee’s Claims as defined below).
B.Employee’s Claims. “Employee’s Claims” means all of the rights that Employee had, may have had, or now has arising out of or in connection with the Employee’s employment with the Company, whether known or unknown, to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to Employee’s employment with the Company or separation from employment with the Company;

2.	all claims arising out of or relating to any statements, actions, or omissions of the Employee Releasees;

3.
all claims arising out of or relating to any agreements (whether express or implied) to which Employee and the Company are parties (except as otherwise provided or acknowledged herein); all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964 and 1991, the Americans with Disabilities Act, the Americans with Disabilities Amendments Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act,

the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act and workers’ compensation non- interference or non-retaliation statutes;

4.
all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; activities, if any, as a whistleblower; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.
all claims for compensation of any kind, including without limitation, salary, bonuses, overtime, commissions, draw on commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements, as well as any alleged claims arising out of or relating to any applicable state or local wage acts or wage orders, the Fair Labor Standards Act, or similar federal, state or local statutes, regulations or ordinances;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.
However, “Employee’s Claims” do not include: (a) any claims that the law does not allow to be waived, (b) arising from the Company’s violation of the Employee’s Separation Agreement with the Company, or (c) any claims that may arise after the date on which Employee signs this Release, including any claims Employee may have under the Age Discrimination in Employment Act that may arise after the date on which Employee signs this Release.
Employee acknowledges and agrees that nothing in this Agreement is intended to or does prevent him from filing a charge or complaint with any governmental agency or regulatory body (including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or the Securities and Exchange Commission), but he forever waives any right to recover and will not request or accept, anything of value from any of the Employee Releasees as compensation or damages growing out of, resulting from, or connected in any way with his employment, the ending of his employment, or with any other act, conduct, or omission of any of the Employee Releasees, other than as provided for in this Agreement, whether sought directly by him or by any governmental agency or other public authority, individual, or group of individuals on his behalf. Employee disclaims any right to money damages or individual relief in connection with the foregoing.
C.No Assignment. As of the date of the signing of this Release, the Employee represents that he has made no assignment of any claims against any persons or organizations described in paragraph B above.

D.Older Worker Benefit Protection Act Requirements. Employee hereby acknowledges that he is waiving any claims he may have under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), and that he has at least twenty-one (21) days in which to consider whether to sign this Release. Employee, however, is not waiving rights and claims that he may have under ADEA against the Company that may arise after the date on which this Release is executed.
E.Review of Release. Employee acknowledges that this Release has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee. Employee further acknowledges that he was advised and had the opportunity to consult with an attorney of Employee’s choice before signing this Release. Employee also acknowledges that he has been informed that he has twenty-one (21) days in which to consider whether he will sign this Release, and that he may sign this Release sooner if he wishes. The parties agree that changes, whether material or not material, do not restart the running of the 21-day period. Employee understands that he may revoke Employee’s acceptance of this Release and waiver of claims by delivering a written, signed statement of revocation to the Senior Vice President & General Counsel of LivaNova Plc, 20 Eastbourne Terrace, London, W2 6LG, United Kingdom within seven (7) days of the date he has signed this Release. He understands that this Release will not become effective until the eighth day following Employee’s signing of this Release. He understands and intends that in the event that he does not revoke acceptance of this Release, within the seven (7)-day period described in this paragraph, this Release and the releases contained herein, will be legally binding and enforceable on Employee, his heirs, administrators, and assigns. The Employee further acknowledges that he will be eligible to receive certain consideration described in the Separation Agreement only upon expiration of the seven (7)-day time period described above.
F.Severability. If any provision of this Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Release, which shall be fully severable, and given full force and effect.
G.Governing Law. This Release shall be construed in accordance with the laws of the State of Texas.
- PLEASE READ ENTIRE DOCUMENT BEFORE SIGNING –

Edward S. Andrle

Date: June ____, 2020